Exhibit 10.29.2

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is entered into as of the 18th day of October, 2011 by and between EOS ACQUISITION I LLC, a Delaware limited liability company (“Landlord”), and SALIX PHARMACEUTICALS, INC., a California corporation (“Tenant”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Original Lease (hereinafter defined).

W I T N E S S E T H:

WHEREAS, Colonnade Development, LLC, a Delaware limited liability company (“CD”) and Tenant entered into that certain Lease Agreement dated June 30, 2000, (the “Original Lease”) as amended by a First Amendment to Lease dated September 9, 2004 (the “First Amendment”), and as amended by a Second Amendment to Lease dated February 11, 2011 (the “Second Amendment”) (collectively, the “Lease”), whereby Landlord has leased to Tenant and Tenant has leased from Landlord approximately 26,363 rentable square feet as shown on Exhibit A-1 attached hereto and incorporated herein by reference (the “Existing Premises”) located on the fifth (5th) floor of the building commonly known as The Colonnade – Building One located in Raleigh, North Carolina (the “Building”);

WHEREAS, CD transferred its interest in the Building and assigned all the leases in the Building to Landlord on October 3, 2006;

WHEREAS, Landlord and Tenant desire (i) to amend the terms of the Lease to expand the Premises and (ii) modify other certain terms and conditions of the Lease as further described herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1. Recitals. The recitals shall form a part of this Third Amendment.

2. Expansion of the Premises. Effective as of November 1, 2011 (the “First Expansion Date”) the Existing Premises shall be expanded by adding 6,830 rentable square feet of space on the second floor (“Suite 210”) and 4,965 rentable square feet of space on the third floor (“Suite 312”) all as shown on Exhibit A-1 (Suite 210 and Suite 312 are collectively called the “First Expansion Space”), such that effective as of the First Expansion Date and continuing throughout the balance of the Lease Term the Premises shall be redefined to be that area shown on Exhibit A-1 as the Existing Premises plus the First Expansion Space, totaling approximately 38,158 rentable square feet of space. In the event the First Expansion Space has not been delivered to Tenant on the First Expansion Date then such date along with the dates noted below in Section 3 shall be adjusted on a day for day basis based on the date of delivery of the First Expansion Space to Tenant.

3. Base Rent. Notwithstanding anything to the contrary in the Lease, commencing on the First Expansion Date and continuing throughout the Term, Tenant shall begin paying Base Rent for the First Expansion Space as noted below and Base Rent for the Existing Premises, which remains unchanged, is provided below as well:

Table of Base Rent for the Existing Premises

Period	Base Rental per rentable square foot	Monthly Base Rental	Annual Base Rental
08/01/2011 – 03/31/2012	$21.00	$0.00	N/A
04/01/2012 – 07/31/2012	$21.00	$23,067.63	N/A
08/01/2012 – 07/31/2013	$21.58	$23,704.73	$284,456.76
08/01/2013 – 07/31/2014	$22.17	$48,705.64	$584,467.68
08/01/2014 – 07/31/2015	$22.78	$50,045.76	$600,549.12
08/01/2015 – 07/31/2016	$23.41	$51,429.82	$617,157.84
08/01/2016 – 07/31/2017	$24.05	$52,835.85	$634,030.20
08/01/2017 – 07/31/2018	$24.71	$54,285.81	$651,429.72

Table of Base Rent for the First Expansion Space

Period*	Base Rental per rentable square foot	Monthly Base Rental	Annual Base Rental
11/01/2011 – 05/31/2012**	$22.00	$0.00	N/A
06/01/2012 – 10/31/2012***	$22.00	$10,812.08	N/A
11/01/2012 – 10/31/2013***	$22.61	$11,111.87	$133,342.44
11/01/2013 – 10/31/2014	$23.23	$22,833.15	$273,997.80
11/01/2014 – 10/31/2015	$23.87	$23,462.22	$281,546.64
11/01/2015 – 10/31/2016	$24.52	$24,101.12	$289,213.44
11/01/2016 – 10/31/2017	$25.19	$24,759.67	$297,116.04
11/01/2017 – 07/31/2018	$25.89	$25,447.71	N/A

*	In the event the actual First Expansion Date is a date other than November 1, 2011, this rent schedule shall be adjusted based on the actual First Expansion Date but in no event shall the Expiration Date change.
**	During this period Base Rent for the First Expansion Space shall completely abate as shown in the Base Rent table.
***	During this period Base Rent for the First Expansion Space shall abate by 50% as shown in the Base Rent table.

4. Additional Rent. Tenant shall continue to pay the Operating Cost Escalation, as set forth in Section 4.2 of the Lease, provided, however, the Operating Costs Expense Stop (as defined in Section 1.1 of the Lease) for the Existing Premises shall continue to be the actual Landlord’s Operating Costs incurred during calendar year 2011 on a per square foot basis and for the First Expansion Space the Operating Costs Expense Stop shall be defined to be the actual Landlord’s Operating Costs incurred during calendar year 2012 on a per square foot basis.

5. Delivery of the First Expansion Space.

a. Tenant acknowledges that it will accept and occupy the First Expansion Space in its “AS-IS, WHERE-IS” condition without any further improvements thereto by Landlord. Tenant shall be permitted to perform renovations, alterations and improvements to the First Expansion Space at Tenant’s sole cost and expense, subject to subsection (b) below, in accordance with plans and specifications reasonably approved in advance by Landlord (the “First Expansion Space Improvements”). The First Expansion Space Improvements shall be performed in accordance with the applicable terms of the Lease.

b. Provided that Tenant is not then in default under the Lease beyond the expiration of any applicable notice and grace periods, Landlord shall contribute up to $2.00 per rentable square foot of the First Expansion Space, which equates to Twenty-Two Thousand Five Hundred Ninety and 00/100

Dollars ($23,590.00) (the “First Expansion Space Allowance”) toward the cost of the First Expansion Space Improvements. Except as otherwise expressly provided herein, the First Expansion Space Allowance shall be applicable only to the following costs: (i) any cost of installing improvements and alterations in the First Expansion Space as shown on plans approved by Landlord, (ii) design costs for architectural, mechanical, plumbing and electrical design of the First Expansion Space Improvements, and (iii) construction documents and permits. Such items may include work Tenant is performing on behalf of a subtenant who will occupy the First Expansion Space in accordance with the Lease. Prior to commencing any construction, Tenant shall provide Landlord with a copy of the contract between Tenant and its general contractor and copies of the applicable building permits, if any. Tenant shall also provide Landlord with the dates such work is anticipated to commence and anticipated to be completed. Upon Tenant’s request, Landlord shall pay for those costs (to the extent covered by the First Expansion Space Allowance) directly to the contractors and vendors, as requested by Tenant, based upon invoices submitted to Landlord. Landlord shall make such payments within thirty (30) days of Tenant’s request therefor which request must also contain the following: (a) the contractor’s pay application (G702, G703) and (b) the general contractor’s conditional lien waivers. In the event that Tenant does not expend all of the First Expansion Space Allowance for costs within the First Expansion Space as permitted hereunder on or before January 1, 2012, then Tenant may use any unused portion of the First Expansion Space Allowance for improvements within the Existing Premises based on invoices that are provided to Landlord which Landlord has not already paid. Furthermore, in the event that Tenant does not expend all of the First Expansion Space Allowance for costs permitted hereunder on or before October 31, 2013, the unused portion of the First Expansion Space Allowance, if any, shall be retained by Landlord and shall be deemed forfeited by Tenant.

c. Notwithstanding the foregoing, Landlord shall use reasonable efforts to provide Tenant and Tenant’s licensed contractors with access to the First Expansion Space as soon as reasonably possible after the execution of this Third Amendment, provided (i) Tenant has obtained all insurance required under the Lease to be maintained by Tenant, and (ii) Tenant’s access of the Premises prior to the First Expansion Date otherwise complies with all other applicable terms and conditions of the Lease.

6. Sublease. Notwithstanding anything else to the contrary contained in the Lease, upon receipt of the subtenant information which is required under Section 6.1.6 of the Lease, Landlord shall recognize WasteZero (“WasteZero”) as Tenant’s subtenant for Suite 312, so long as WasteZero does not pay more than 110% of the rent rate charged to Tenant for such suite, for a period of three (3) years after the First Expansion Date and Landlord expressly waives any sublease fee due under the Lease for the WasteZero sublease. Additionally, during such period Tenant shall not be required to share any overage amount paid by WasteZero above the Rent paid by Tenant with Landlord based on the WasteZero sublease and Tenant shall not lose any rights (renewal, expansion, or any other rights where subleasing space voids any rights) under the Lease for subleasing part or all of the First Expansion Space to WasteZero as permitted herein.

7. Right of First Offer.

Beginning on the first day after the First Expansion Date, the Right of First Offer contained in Section 12 of the Second Amendment shall not apply to Suites 407 (the “Clinsys Space”) and 401 (the Hatteras Space”) of the Building as shown on Exhibit C attached hereto (collectively, the “Fourth Floor Offer Space”), but instead this Section 7 shall apply to these spaces.

a. Provided (i) no Event of Default exists at the time or arises subsequent thereto, which event by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period, and (ii) Tenant has not assigned this Lease nor sublet all or any portion of the Premises (other than an assignment or sublease to a Related Assignee or a sublease of any portion of the First Expansion Space), beginning on the first day after the First Expansion Date and thereafter until the end of the First Extension, (x) Tenant shall have a right of first offer to lease the Clinsys Space beginning on December 1, 2014 in the event Clinsys does not exercise its right to renew its lease of such space and (y) Tenant shall have a right of first offer to lease the Hatteras Space at the end of the current lease term for such space which shall occur on January 31, 2015. On or before December 5, 2013 Landlord shall notify Tenant in writing whether or not Clinsys exercised its renewal right and shall notify Tenant of the offer terms of the Clinsys Space, if available, and Hatteras Space including Landlord’s opinion of Fair Market Rental Rate for both spaces as further defined below (the “Offer Terms”). Tenant shall then have five (5) business days to irrevocably notify Landlord that Tenant wishes to lease the Clinsys Space, if available, beginning on December 1, 2014 and to notify Landlord that Tenant wishes to lease the Hatteras Space beginning on February 1, 2015 in accordance with this Section 7. If Tenant elects only to lease the Clinsys Space (if available) or the Hatteras Space, but not both, then the Offer Terms will include a term extension for the entire Premises until July 31, 2021 and if Tenant leases both the Clinsys Space and the Hatteras Space, then the Offer Terms will include a term extension for the entire Premises until April 14, 2023. Once Tenant elects the applicable Fourth Floor Offer Space it will lease, then Landlord shall update the Offer Terms to include the rental rate for the applicable extension of the overall Premises which rental rate shall be determined in accordance with the Fair Market Rental Rate determination as noted below. In the event Tenant leases the Clinsys Space or the Hatteras Space or both of these spaces in accordance with this Section 7, then the Extension Period as defined in Section 11(a) of the Second Amendment shall change to a five (5) year renewal option. As noted above, the Offer Terms shall include a “Fair Market Rental Rate” for the applicable Fourth Floor Offer Space and for the extension of the term of the remainder of the Premises in the method noted below.

b. As used above, the term “Fair Market Rental Rate” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a new lease for comparable space as to location, configuration, size and use, in a comparable building as to quality, reputation and age which is located in the Raleigh-Durham, North Carolina submarket, with a comparable build-out and a comparable term and comparable tenant credit, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests when determining the Fair Market Rental Rate. Fair Market Rental Rate shall also address any construction allowances, concessions, free rent periods, annual escalations, operating expense structures and all other financial components that are considered critical financial terms in a lease transaction. Landlord and Tenant shall negotiate in good faith to determine the Annual Base Rent for the applicable Fourth Floor Offer Space, for a period of fifteen (15) days after the date on which Landlord receives Tenant’s written notice of Tenant’s irrevocable election to exercise the right of first offer. In the event Landlord and Tenant are unable to agree upon the Annual Base Rent of the Extension Period within said fifteen (15) day period, the Fair Market Rental Rate for the applicable Fourth Floor Offer Space shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the State of North Carolina as a real estate broker specializing in the field of office leasing in Raleigh, North Carolina, having no fewer than ten (10) years experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within five (5) days after the expiration of the fifteen (15) day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within five (5) days after they both have been appointed, and each broker, within five (5) days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall be the mean of the two closest rental rate determinations. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

c. Should Tenant elect to lease either of the Fourth Floor Offer Spaces hereunder, Tenant shall execute an amendment modifying the Lease within ten (10) days after Landlord presents same to Tenant, which agreement shall set forth the new Lease Term, the Annual Base Rental and the other economic terms and provisions in effect for the Fourth Floor Offer Space. Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions as established) within ten (10) days after presentation of same by Landlord, time being of the essence, Tenant’s right to exercise the right of first offer on the applicable Fourth Floor Offer Space shall, at Landlord’s sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

d. Notwithstanding anything contained in this Section 7, in the event either the Clinsys Space or the Hatteras Space become available earlier than as noted above due to a tenant default or other reason or in the event Tenant does not accept either space when offered to Tenant, then on any other occasion either space is available, other than as noted above, the provisions of Section 12 of the Second Amendment shall apply to such space instead of this Section 7.

8. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except CB Richard Ellis and Jones Lang LaSalle (collectively, the “Broker(s)”). Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Third Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker in connection with this Third Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker(s) pursuant to a separate written agreement with such Broker(s).

9. Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Lease are hereby ratified, confirmed and continued in full force and effect, and Landlord and Tenant represent that neither has any knowledge of a default by the other under the Lease.

10. Commencement Agreement. Reference is made to the form of Declaration of Dates (the “Declaration”) attached hereto as Exhibit B. After the determination of the First Expansion Date Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within five (5) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the First Expansion Date. Failure to execute the Declaration shall not affect the actual First Expansion Date.

11. Third Floor Lobby Renovation. Landlord agrees to consult with Tenant regarding the third floor lobby renovation including without limitation, the reasonable selection of materials and finishes.

12. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. A facsimile or PDF copy of a signature shall be as binding as an original copy and the parties expect to initially exchange PDF copies of their signatures in order to create a binding agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the day and year first above written.

LANDLORD:

EOS Acquisition I LLC,
a Delaware limited liability company

By: KBS Realty Advisors, LLC,
a Delaware limited liability company,

By:	/s/ Robin A. Burke

Name: Robin A. Burke
Title: Senior Vice President

TENANT:

SALIX PHARMACEUTICALS, INC., a California corporation

By:	/s/ Adam C. Derbyshire
Name:	Adam C. Derbyshire
Title:	CFO

EXHIBIT A-1

DEPICTIONS OF THE EXISTING PREMISES

EXHIBIT A-1

DEPICTION OF THE FIRST EXPANSION SPACE

SUITE 210

SUITE 312

EXHIBIT B

DECLARATION OF DATES

This Declaration Dates is made as of                     , 20    , by EOS ACQUISITION I LLC (“Landlord”), and SALIX PHARMACEUTICALS, INC. (“Tenant”), who agree as follows:

1. Landlord and Tenant entered into a Third Amendment dated                     , 2011, in which Landlord leased to Tenant, and Tenant leased from Landlord, certain Premises described therein in the office building located at 8540 Colonnade Center Drive, Raleigh, North Carolina 27615 (the “Building”). All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Lease:

a.	the date of the First Expansion Date is ;

b.	the number of rentable square feet of the Premises is ;

c.	Tenant’s Pro Rata Share (Operating Expenses) is %; and

d.	Tenant’s Pro Rata Share (Real Estate Taxes) is %.

3. Tenant confirms that:

a.	it has accepted possession of the First Expansion Space as provided in the Third Amendment;

b.	Landlord is not required to perform any work or furnish any improvements to the First Expansion Space under the Third Amendment;

c.	Landlord has fulfilled all of its obligations under the Lease as of the date hereof;

d.	the Lease is in full force and effect and has not been modified, altered, or amended, except as follows: ; and

e.	there are no set-offs or credits against Rent, and no Security Deposit or prepaid Rent has been paid except as provided by the Lease.

4. The provisions of this Declaration Dates shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, and to all mortgagees of the Building, subject to the restrictions on assignment and subleasing contained in the Lease, and are hereby attached to and made a part of this Lease.

LANDLORD:

EOS ACQUISITION I LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a Delaware limited liability company, its authorized agent

By:
Robin A. Burke
Senior Vice President

TENANT:

SALIX PHARMACEUTICALS, INC., a California corporation

By:

Name:

Title:

EXHIBIT C

FOURTH FLOOR OFFER SPACE